UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 9, 2010
SUBURBAN PROPANE PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14222	22-3410353

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 Route 10 West
Whippany, NJ	07981

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (973) 887-5300

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Credit Agreement
     On March 9, 2010, Suburban’s Credit Agreement (the “Credit Agreement”), dated June 26, 2009, among Suburban, Suburban Propane, L.P., Bank of America, N.A. and the other lenders named therein, was amended (the “Credit Agreement Amendment”) to make certain technical amendments with respect to agreements relating to refinancing and other indebtedness.
     The description of the Credit Agreement Amendment in this Form 8-K is a summary and is qualified in its entirety by the terms of the Credit Agreement Amendment. A copy of the Credit Agreement Amendment is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 8.01 Regulation FD Disclosure.
     On March 9, 2010, Suburban issued a press release announcing that it, together with Suburban Energy Finance Corp., a wholly-owned subsidiary (collectively, the “Issuers”), had commenced a cash tender offer for any and all of the $250 million aggregate principal amount of their unsecured 6.875% senior notes due 2013 (the “Notes”). In connection with the tender offer, the Issuers are soliciting consents to effect certain proposed amendments to the indenture governing the Notes to eliminate most of the restrictive covenants and amend certain other provisions.
     A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits:
10.1	First Amendment to Credit Agreement, dated March 9, 2010, by and among Suburban Propane, L.P., Suburban Propane Partners, L.P., each lender signatory thereto and Bank of America, N.A., as the administrative agent for the lenders therein.

99.1	Press release of Suburban Propane Partners, L.P. dated March 9, 2010, announcing the commencement of a cash tender offer for any and all of the $250 million aggregate principal amount of the unsecured 6.875% senior notes due 2013 of Suburban Propane Partners, L.P. and Suburban Energy Finance Corp. and a related solicitation of consents to certain proposed amendments to the indenture governing such notes.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.
Date: March 9, 2010	By:	/s/ MICHAEL A. STIVALA
		Name:	Michael A. Stivala
		Title:	Chief Financial Officer